Exhibit 5.7

A Professional

Law Corporation

201 South Main Street, Suite 1800

Salt Lake City, Utah 84111

Telephone 801.532.1234

Facsimile 801.536.6111

August 7, 2013

URS Corporation

600 Montgomery Street, 26th Floor

San Francisco, California 94111-2728

Re:	Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-187968) of URS Corporation, a Delaware corporation (the “Company”); Exchange Offer for up to $400,000,000 in Aggregate Principal Amount of 3.850% Senior Notes Due 2017 and up to $600,000,000 in Aggregate Principal Amount of 5.000% Senior Notes Due 2022 of the Company and URS Fox US LP, a Delaware limited partnership (together with the Company, the “Issuers”)

Ladies and Gentlemen:

We have acted as Utah counsel at the request of the Company, on behalf of EG&G Defense Materials, Inc., a Utah corporation (“EG&G”), in connection with the guaranty by EG&G of up to $400,000,000 aggregate principal amount of the 3.850% Senior Notes due 2017 and up to $600,000,000 in aggregate principal amount of the 5.000% Senior Notes due 2022 (collectively, the “Exchange Notes”) of the Issuers to be issued in exchange (the “Exchange”) for the Issuers’ outstanding 3.850% Senior Notes due 2017 and 5.000% Senior Notes due 2022, as applicable. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement (as defined below) or Prospectus (as defined below), other than as expressly stated herein.

In connection with rendering this opinion, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary or advisable under the circumstances in order to render this opinion including, but not limited to, an examination of originals or copies of the following:

(a) the Indenture dated as of March 15, 2012 (the “Indenture”), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”);

(b) the First Supplemental Indenture dated as of March 15, 2012, among the Issuers, the Trustee and the guarantors party thereto (the “Guarantors”), including EG&G,

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providing for the issuance of the 3.850% Senior Notes due 2017 and the guaranty thereof by the Guarantors pursuant to the terms of the Indenture (the “3.850% Senior Notes Guarantee”);

(c) the Second Supplemental Indenture dated as of March 15, 2012, among the Issuers, the Trustee and the Guarantors, including EG&G, providing for the issuance of the 5.000% Senior Notes due 2022 and the guaranty thereof by the Guarantors pursuant to the terms of the Indenture (the “5.000% Senior Notes Guarantee,” and, together with the 3.850% Senior Notes Guarantee, the “Guarantees”);

(d) the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on April 17, 2013 (the “Initial Registration Statement”);

(e) Amendment No. 2 to the Initial Registration Statement filed with the Securities and Exchange Commission on August 7, 2013 (“Amendment No. 2”; the Initial Registration Statement, as amended by Amendment No. 2, is referred to herein as the “Registration Statement”);

(f) the Prospectus (the “Prospectus”) contained in the Registration Statement setting forth the terms of the Exchange;

(g) the Articles of Incorporation of EG&G filed with the Utah Secretary of State on September 7, 1989, as certified by an officer of EG&G as being true, correct and complete and in full force and effect;

(h) the Amended and Restated Bylaws of EG&G dated as of December 9, 2004 and certified by an officer of EG&G as being true, correct and complete and in full force and effect;

(i) the Action by Unanimous Written Consent of the Directors of EG&G dated March 6, 2012 authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Guarantees and certified by an officer of EG&G as being true, correct and complete and in full force and effect;

(j) the Assistant Secretary’s Certificate of EG&G delivered to us in connection with this opinion; and

(k) the Certificate of Good Standing of EG&G dated as of June 7, 2013.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Guarantees by the various parties and the Assistant Secretary’s Certificate delivered to us in support of our legal opinion, and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

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Our opinions are expressed only with respect to the laws of the State of Utah.

On the basis of the foregoing, and subject to the General Qualifications set forth in Schedule A to this letter, the Assumptions set forth in Schedule B to this letter, and the Excluded Law and Legal Issues set forth in Schedule C to this letter, in reliance thereon, and with the foregoing qualifications, we are of the opinion that:

1. EG&G is validly existing and in good standing under the laws of the State of Utah; and

2. The Guarantees have been executed and delivered by EG&G and the execution and delivery of the Guarantees by EG&G have been duly authorized by all necessary corporate action.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated. This opinion letter speaks only as to the law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and Latham & Watkins LLP, in its rendering of its opinion to you dated August 7, 2013, and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ PARSONS BEHLE & LATIMER

SCHEDULE A

GENERAL QUALIFICATIONS

The opinions in the letter to which this Schedule is attached (“our letter”) are subject to the qualifications as set forth in this Schedule A.

1. Bankruptcy and Insolvency Exception. Each of our opinions of our letter is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to creditors’ rights generally.

SCHEDULE B

ASSUMPTIONS

For purposes of our opinion letter, we have relied, without investigation, upon each of the following assumptions:

1. Each document submitted to us for review is accurate and complete, each such document that purports to be an original is authentic, each such document that purports to be a copy conforms to the authentic original thereof, and all signatures on each such document are genuine; and

2. Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic.

SCHEDULE C

EXCLUDED LAW AND LEGAL ISSUES

None of the opinions or advice contained in our opinion letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1.	Federal laws, including federal regulations;

2.	Fraudulent transfer and fraudulent conveyance laws; and

3.	Utah State Securities (Blue Sky) laws.